Exhibit 99.1

EXPRESSJET REPORTS APRIL 2009 PERFORMANCE

            HOUSTON, May 11, 2009 – ExpressJet Holdings (NYSE: XJT) today announced traffic and capacity results for April 2009 for its ExpressJet Airlines subsidiary.

Scheduled Flying

            During the month, ExpressJet revenue passenger miles (RPM) totaled 639 million, and available seat miles (ASM) flown were 834 million.  ExpressJet's April load factor, operating as Continental Express, was 76.4%.  The company flew 54,671 block hours and operated 28,412 departures during the month as Continental Express.

Corporate Aviation

            ExpressJet flew 490 block hours during the month in its Corporate Aviation (charter) division.  ExpressJet’s fleet within the Corporate Aviation division consisted of six 41-seat aircraft and 24 50-seat aircraft.

All Flying

            ExpressJet had a total of 244 planes in its fleet during April – 214 allocated to flying as Continental Express and 30 operating in its Corporate Aviation division.

About ExpressJet

           ExpressJet Holdings operates several divisions designed to leverage the management experience, efficiencies and economies of scale present in its subsidiaries, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines serves 128 scheduled destinations in North America and the Caribbean with approximately 1,050 departures per day.  Operations include a capacity purchase agreement for Continental; providing clients customized 41-seat and 50-seat charter options (www.expressjet.com/charter); and supplying third-party aviation and ground handling services.  For more information, visit www.expressjet.com.

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ExpressJet Reports April 2009 Traffic/Page 2

EXPRESSJET HOLDINGS, INC. AND SUBSIDIARIES
PRELIMINARY STATISTICS

Month Ending April 30, 2009	Continental Express	Corporate Aviation

Revenue Passenger Miles (millions)	639
Available Seat Miles (ASM) (millions)	834
Passenger Load Factor	76.4%
Block Hours	54,671	490
Departures	28,412
Stage Length	588

Year to date	Continental Express	Corporate Aviation

Revenue Passenger Miles (millions)	2,348
Available Seat Miles (ASM) (millions)	3,220
Passenger Load Factor	72.5%
Block Hours	212,277	3,720
Departures	109,470
Stage Length	590

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